Exhibit 99.1

OTTAWA BANCORP, INC.

Announces First Quarter 2020 Results

OTTAWA, Ill., May 05, 2020 (GLOBE NEWSWIRE) -- Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.1 million, or $0.029 per basic and diluted common share for the three months ended March 31, 2020, compared to net income of $0.4 million, or $0.130 per basic and diluted common share for the three months ended March 31, 2019. During the first quarter of 2020, the Company experienced an increase in loan originations which drove growth in the loan portfolio. The loan portfolio, net of allowance, increased to $250.3 million as of March 31, 2020 from $247.8 million as of December 31, 2019. Non-performing loans increased slightly from $2.3 million at December 31, 2019 to $2.6 million at March 31, 2020, which caused the ratio of non-performing loans to gross loans to increase from 0.90% at December 31, 2019 to 1.01% at March 31, 2020. Additionally, through March 31, 2020, the Company has repurchased a total of 387,918 shares of its common stock at an average price of $13.92 per share as part of the stock repurchase program approved on November 20, 2019 and its previous stock repurchase programs that expired in November, 2018 and November, 2019.

Craig Hepner, President and Chief Executive Officer of the Company, said “I am very pleased with the response of our organization to the challenges presented by the COVID-19 pandemic. With the health and safety of our employees and customers being our top priority we suspended access to our lobbies on March 19, 2020 and efficiently transitioned to remote working for a number of our employees and leveraged the use of our recently upgraded digital banking platform to continue to serve our customers.”

“For over 148 years, the communities we serve have counted on Ottawa Savings Bank to help them manage through difficult times, and this current crisis will be no different. We are actively working with our customers that have been impacted by the COVID-19 pandemic to support them through this temporary downturn in the economy. We were able to assist a number of our commercial customers through participation in the Small Business Administration’s Paycheck Protection Program which will help support numerous employees in our markets. Additionally, we are assisting those impacted by the effects of the COVID-19 pandemic through other programs to ease the financial demands during this hardship. We are also participating in local efforts to further assist our communities.”

“While the duration of the COVID-19 pandemic and the timing and strength of the eventual economic recovery remain uncertain, we believe we are well positioned from a capital and liquidity standpoint to play a critical role in supporting our communities as we work together to manage through this crisis,” said Mr. Hepner.

Comparison of Results of Operations for the Three Months Ended March 31, 2020 and March 31, 2019

Net income for the three months ended March 31, 2020 was $0.1 million compared to net income of $0.4 million for the three months ended March 31, 2019. Total interest and dividend income was comparable at $3.1 million for the three months ended March 31, 2019 and March 31, 2020. Interest expense was $0.1 million higher during the three months ended March 31, 2020. In addition. a provision of $450,000 was taken during the three months ended March 31, 2020.Due to the anticipated impact of the COVID-19 pandemic on the local and national economies, qualitative factors were adjusted negatively which led to an increase in the provision level. Thus, net interest income after provision for loan losses decreased by $0.4 million. Total other income was comparable, however, total other expenses rose slightly by $0.1 million this quarter as compared to the first quarter of 2019. Net income was $0.3 million lower for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019.

Net interest income decreased by $0.1 million, or 3.5%, to $2.3 million for the three months ended March 31, 2020, from $2.4 million for the three months ended March 31, 2019. Interest and dividend income were comparable between the periods. There was an increase in the average balances of interest-earning assets of $18.8 million. The increase in interest and dividend income was slightly offset by a decrease in yield on earning assets from 4.62% for the three months ended March 31, 2019 to 4.23% for the three months ended March 31, 2020. Additionally, there was an increase in interest expense as the average cost of funds increased 9 basis points to 1.34% for the three months ended March 31, 2020. The net interest margin decreased 47 basis points during the three months ended March 31, 2020 to 3.13% from 3.60% during the three months ended March 31, 2019.

The Company recorded a provision for loan losses of $0.4 million for the three month period ended March 31, 2020 as compared to $0.1 million for the three months ended March 31, 2019. The allowance for loan losses was $3.4 million, or 1.32% of total gross loans at March 31, 2020 compared to $2.9 million, or 1.17% of gross loans at March 31, 2019. Net charge-offs during the first quarter of 2020 were $30 thousand compared to $0.1 million during the first quarter of 2019. General reserves were higher at March 31, 2020, when compared to March 31, 2019, primarily due to the balances in most loan categories increasing during the twelve months ended March 31, 2020. In addition, due to the anticipated impact of the COVID-19 pandemic on the local and national economies, qualitative factors were adjusted negatively which led to an increase in the provision level. Although non-performing loans increased, the necessary reserves on non-performing loans as of March 31, 2020 were approximately $15,000 lower than they were as of December, 2019 due to the improvements in the payment status of several other non-performing loans and the new non-performing loans added requiring smaller specific reserves than those removed

Total other income was $0.4 million for the three months ended March 31, 2020 and March 31, 2019. There were fluctuations that led to an increase in gain on sale of loans, an increase in gain on sale of repossessed assets and an increase in other income. These increases were mostly offset by a decrease in customer service fees and loan origination and servicing income.

Total other expense was $2.2 million for the three months ended March 31, 2020 as compared to $2.1 million for the three months ended March 31, 2019.  There was an increase in the salaries and employee benefits category, an increase in legal expenses and an increase in data processing. Data processing increased due to the enhancement of our infrastructure to support the implementation of our new core processing system. These increases were offset by decreases in deposit insurance premiums, loan expenses and other expenses.

The Company recorded income tax expense of approximately $15,000 for the three month periods ended March 31, 2020 as compared to $0.2 million for the three months ended March 31, 2019 due to lower pre-tax earnings in 2020.

Comparison of Financial Condition at March 31, 2020 and December 31, 2019

Total consolidated assets as of March 31, 2020 were $307.1 million, an increase of $6.5 million, or 2.20%, from $300.5 million at December 31, 2019.  The increase was primarily due to an increase of $9.0 million in cash and cash equivalents, a $2.5 million increase in the net loan portfolio and a $0.8 million increase in other assets. These increases were partially offset by a decrease in federal funds sold of $2.2 million, a decrease in securities available for sale of $1.6 million, a decrease of $0.8 million in time deposits, and a decrease in loans held for sale of $1.2 million.

Cash and cash equivalents increased $9.0 million, or 150.0%, to $15.0 million at March 31, 2020 from $6.0 million at December 31, 2019. The increase in cash and cash equivalents was primarily a result of cash provided from financing activities of $8.7 million and cash provided by investing activities of $1.3 million exceeding cash used in operating activities of $1.0 million.

Securities available for sale decreased $1.6 million, or 6.6%, to $22.9 million at March 31, 2020 from $24.5 million at December 31, 2019, as paydowns, calls, and maturities exceeded new securities purchases.

Net loans increased $2.5 million, or 1.0%, to $250.3 million at March 31, 2020 compared to $247.8 million at December 31, 2019 primarily as a result of a $0.6 million increase in one-to-four family loans, an increase of $1.0 million in multi-family loans and a $5.0 million increase in commercial loans. The increases were offset by decreases of $0.2 million in non-residential real estate loans, of $2.1 million in consumer direct loans and $1.4 million in purchased auto loans. Additionally, the allowance grew by $0.4 million.

Total deposits increased $6.1 million, or 2.6%, to $242.4 million at March 31, 2020 from $236.3 million at December 31, 2019. For the three months ended March 31, 2020, savings accounts increased by $2.1 million, non-interest bearing checking accounts increased $3.7 million and certificates of deposit increased by $4.4 million as compared to December 31, 2019. The increases were offset by decreases in interest bearing checking accounts of $3.7 million and in money market accounts of $0.4 million as compared to December 31, 2019.

FHLB advances increased $4.5 million, or 49.5% to $13.6 million at March 31, 2020 compared to $9.1 million at December 31, 2019. The increase was related to the low rate environment and management extending out maturities to fund future loan growth.

Stockholders’ equity decreased $1.9 million, or 4.0% to $48.8 million at March 31, 2020 from $50.7 million at December 31, 2019. The decrease reflects $0.6 million used to repurchase and cancel 47,249 outstanding shares of Company common stock, a decrease of $0.2 million in other comprehensive income due to a decrease in fair value of securities available for sale and $1.3 million in cash dividends. The decreases were partially offset by net income of $0.1 million for the three months ended March 31, 2020 and proceeds from stock options exercised, equity incentive plan shares issued and the allocation of ESOP shares totaling $0.1 million.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, market disruptions and the potential effects of the COVID-19 pandemic on the local and national economic environment, on our customers and on our operations as well as any changes to federal, state and local government laws, regulations and orders in connection with the pandemic. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
March 31, 2020 and December 31, 2019
(Unaudited)
	March 31,	December 31,
	2020	2019
Assets
Cash and due from banks	$10,671,653	$5,272,925
Interest bearing deposits	4,309,495	765,486
Total cash and cash equivalents	14,981,148	6,038,411
Time deposits	745,500	1,483,500
Federal funds sold	2,027,000	4,185,000
Securities available for sale	22,898,813	24,515,759
Loans, net of allowance for loan losses of $3,357,596 and $2,937,632 at March 31, 2020 and December 31, 2019, respectively	250,324,233	247,775,814
Loans held for sale	-	1,225,526
Premises and equipment, net	6,449,871	6,517,922
Accrued interest receivable	816,995	875,104
Deferred tax assets	1,806,616	1,743,161
Cash value of life insurance	2,402,228	2,389,530
Goodwill	649,869	649,869
Core deposit intangible	160,499	169,999
Other assets	3,812,100	2,962,101
Total assets	$307,074,872	$300,531,696
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$17,366,843	$13,664,986
Interest bearing	225,061,788	222,648,518
Total deposits	242,428,631	236,313,504
Accrued interest payable	89,832	8,146
FHLB advances	13,569,123	9,068,030
Other liabilities	2,229,358	4,431,141
Total liabilities	258,316,944	249,820,821

Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,190,280 and 3,159,494 shares issued at March 31 2020 and December 31, 2019, respectively	31,190	31,594
Additional paid-in-capital	32,263,029	32,845,639
Retained earnings	17,770,596	18,938,633
Unallocated ESOP shares	(1,366,815)	(1,398,600)
Unallocated management recognition plan shares	(66,982)	(30,944)
Accumulated other comprehensive income	126,910	324,553
Total stockholders' equity	48,757,928	50,710,875
Total liabilities and stockholders' equity	$307,074,872	$300,531,696

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three Months Ended March 31, 2020 and 2019
(Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Interest and dividend income:
Interest and fees on loans	$2,909,081	$2,860,592
Securities:
Residential mortgage-backed and related securities	67,230	82,461
State and municipal securities	95,944	97,411
Dividends on non-marketable equity securities	6,590	6,434
Interest-bearing deposits	40,148	45,378
Total interest and dividend income	3,118,993	3,092,276
Interest expense:
Deposits	730,819	608,390
Borrowings	61,896	72,701
Total interest expense	792,715	681,091
Net interest income	2,326,278	2,411,185
Provision for loan losses	450,000	130,000
Net interest income after provision for loan losses	1,876,278	2,281,185
Other income:
Gain on sale of loans	107,067	84,957
Gain on sale of securities, net	857	-
Loan origination and servicing income	114,958	154,283
Origination of mortgage servicing rights, net of amortization	(10,443)	(9,690)
Customer service fees	106,840	115,866
Increase in cash surrender value of life insurance	12,699	11,934
Gain/(Loss) on sale of repossessed assets, net	16,031	(748)
Other	37,673	21,762
Total other income	385,682	378,364
Other expenses:
Salaries and employee benefits	1,264,646	1,098,558
Directors fees	43,000	43,000
Occupancy	178,525	170,950
Deposit insurance premium	-	17,100
Legal and professional services	104,622	95,535
Data processing	223,273	186,588
Loan expense	134,350	164,412
Valuation adjustments and expenses on foreclosed real estate	559	5,584
Other	211,665	282,887
Total other expenses	2,160,640	2,064,614
Income before income tax expense	101,320	594,935
Income tax expense	15,364	194,865
Net income	$85,956	$400,070
Basic earnings per share	$0.029	$0.130
Diluted earnings per share	$0.029	$0.130
Dividends per share	$0.418	$0.060

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)
	At March 31,	At December 31,
	2020	2019
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$307,075	$300,532
Loans, net (1)	250,324	247,776
Securities available for sale	22,899	24,516
Deposits	242,429	236,314
Stockholders' Equity	48,758	50,711
Book Value per common share	$15.28	$16.05
Tangible Book Value per common share (2)	$15.03	$15.79
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses.
(2) Non-GAAP measure. Excludes goodwill and core deposit intangible.

	Three Months Ended March 31,
	2020	2019
	(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$3,119	$3,092
Total interest expense	793	681
Net interest income	2,326	2,411
Provision for loan losses	450	130
Total other income	385	379
Total other expense	2,160	2,065
Income tax expense	15	195
Net income	$86	$400
Basic earnings per share	$0.029	$0.130
Diluted earnings per share	$0.029	$0.130
Dividends per share	$0.418	$0.060

	At or for the
	Three Months Ended
	March 31,
	2020	2019
Performance Ratios:
Return on average assets (5)	0.11%	0.56%
Return on average stockholders' equity (5)	0.61	2.76
Average stockholders' equity to average assets	18.67	20.25
Stockholders' equity to total assets at end of period	15.87	18.30
Net interest rate spread (1) (5)	3.03	3.37
Net interest margin (2) (5)	3.26	3.60
Average interest-earning assets to average interest-bearing liabilities	120.87	122.97
Other expense to average assets	0.71	0.72
Efficiency ratio (3)	79.68	73.91
Dividend payout ratio	1,461.54	46.15

	At or for the	At or for the
	Three Months Ended	Twelve Months Ended
	March 31,	December 31,
	2020	2019
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	21.06%	22.21%
Tier 1 core capital (to risk-weighted assets)	19.81	20.96
Common equity Tier 1 (to risk-weighted assets)	19.81	20.96
Tier 1 leverage (to adjusted total assets)	14.19	15.00
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.05	0.11
Allowance for loan losses to gross loans outstanding	1.32	1.17
Non-performing loans to gross loans (6)	1.01	0.90
Non-performing assets to total assets (6)	0.84	0.75
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents total other expenses divided by the sum of net interest income and total other income.
(4) Ratios are for Ottawa Savings Bank.
(5) Annualized.

(6) Non-performing assets consist of non-performing loans, foreclosed real estate, and other foreclosed assets. Non-performing loans consist of all loans 90 days or more past due and all loans no longer accruing interest.